Exhibit 99.1

FICO Appoints New EVPs for Sales and Corporate Strategy

Stephanie Covert will lead Sales and Marketing; Tab Bowers will lead Corporate Strategy

HIGHLIGHTS:

•	Stephanie Covert named executive vice president, Sales and Marketing, effective October 1

•	Tab Bowers named executive vice president, Corporate Strategy

•	Covert replaces Wayne Huyard who is transitioning to a new part-time advisory position at FICO

SAN JOSE, CA — August 27, 2020 — Global analytics software firm FICO announced today it has appointed Stephanie Covert as executive vice president, Sales and Marketing, effective October 1. Covert replaces Wayne Huyard, who will transition into a new part-time advisory position. Reporting to CEO Will Lansing, she will be responsible for leading the planning and execution of FICO’s global sales and customer relationship management efforts.

FICO has also appointed Tab Bowers to a newly created position as executive vice president, Corporate Strategy. Also reporting to Lansing, Bowers will lead the evaluation and evolution of the company’ global business strategy, including target markets, product offerings, packaging/pricing and investment priorities designed to achieve profit and growth goals.

Stephanie Covert, EVP, Sales and Marketing

Stephanie Covert joined FICO in 2014 and has served as vice president of Global Sales Operations since 2016. She previously held Sales Operations roles at Apttus, Oracle and RightNow. Stephanie and her husband are based in Montana and enjoy the outdoors, with a particular passion for mountain biking and off-road riding.

“Stephanie is an exceptional business leader and strategist,” said Wayne Huyard, who will take a supporting part-time role of vice president, focusing on client management priorities and reporting to Covert. “She is the ideal person to continue our sales momentum and advance our cloud-first, platform-enabled strategy. She has been my right-hand person, and I wish her all the best in the role I consider the best job I ever had.”

“Even during the pandemic, FICO’s sales have grown thanks to the strong global demand for customer-centric decision management, driven by powerful analytics,” said Covert. “I relish this opportunity to introduce our proven solutions and unique platform to new customers worldwide, working with the stellar team of salespeople, consultants and marketing talent Wayne has developed.”

Tab Bowers, EVP, Corporate Strategy

Tab Bowers joined FICO in 2019 as vice president, Business Consulting. He spent 25 years at McKinsey & Company, where he headed the Asia Pacific Financial Institutions Group, and holds the title of senior partner emeritus from McKinsey. Other previous positions include executive vice president at American Savings Bank and principal of Hay Group. He is a board member of Volunteers in Asia, and is fluent in Japanese. Bowers has five children and lives in Palo Alto with his wife and two youngest daughters. The family enjoys playing tennis regularly and traveling, especially to Japan.

“FICO is poised for accelerated growth,” said Bowers. “The company’s investments in its Decision Management Platform, combined with its deep domain expertise in several industries, are raising its profile with businesses in every market worldwide. In my role, I will ensure we maximize the vast potential of FICO’s platform and analytics.”

“Stephanie Covert and Tab Bowers bring tremendous insight and experience to their new roles at FICO,” said FICO CEO Will Lansing. “With their leadership, we can move even faster to become the preeminent company in optimizing customer relationships. I offer my deepest thanks to my friend Wayne Huyard, who built a world-class sales and marketing organization and will continue to help us expand our relationships with customers around the world.”

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 195 U.S. and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time. Learn more at http://www.fico.com. Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

For FICO news and media resources, visit www.fico.com/news.

FICO is a registered trademark of Fair Isaac Corporation in the United States and other countries.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of COVID-19 on macroeconomic conditions and the Company’s business, operations and personnel, the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2019 and subsequent quarterly reports on Form 10-Q. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

Contacts:

FICO Media:	FICO Investors/Analysts:
Greg Jawski Porter Novelli for FICO +1 212-601-8248 greg.jawski@porternovelli.com	Steven Weber FICO +1 800-213-5542 investor@fico.com